BERSCH ACCOUNTING, s.c.
633 W. Wisconsin Ave., Ste. 610
Milwaukee, Wisconsin 53203

June 30, 2000

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

As of the above date I have not been engaged by AEI Environmental, Inc. to perform auditing services for the period ended June 30, 2000. To maintain the quality control standards of our firm and to issue an independent opinion on financial statements, we are bound by the standards set forth by the accounting profession. A timely audit requires us to plan our work in accordance with Generally Accepting Auditing Standards (GAAS). Because of the time constraints and for no other reason I feel I am unable to accomplish this for the period ended at June 30, 2000. I am not reacting to any problems with scope, accounting principles or any other reason.

However, as a result I am not standing for re-appointment as the continuing auditor of AEI Environmental, Inc. effective as of the above date.

I have reviewed the 8-K prepared for submittal to you, and do not wish to register any disagreement with regard to my decision not to continue as the firm's auditor.

Dennis W. Bersch, C.P.A.

/s/ Dennis W. Bersch, C.P.A.

Cc: Mr. Dave Pequet
    Mr. Mark Margason
    Mr. Tom Perles